EXHIBIT 99
Press Release	Source: Anadarko Petroleum Corporation

Anadarko Announces Phase 1 Canadian Asset Sale
Tuesday August 24, 4:10 pm ET

HOUSTON--(BUSINESS WIRE)--Aug. 24, 2004--Anadarko Petroleum Corporation (NYSE:APC - News) announced the signing of a purchase and sale agreement today for the divestiture of its Phase 1 Canadian properties to Advantage Oil & Gas Ltd. for $142 million ($186 million Cdn).

The package is made up of various assets in Central and Southern Alberta and Southeast Saskatchewan representing an estimated 9.9 million barrels of oil equivalent (BOE) of proved reserves as of year-end 2003 and current net production of approximately 4,500 BOE per day. Both reserves and production are net after royalties.

The assets include 35 fields, totaling approximately 130,000 net acres. Oil and natural gas production from the package is 60 percent operated by Anadarko.

"The completion of this first phase of our divestiture program in Canada is yet another step forward in the execution of our refocused corporate strategy," said Jim Hackett, Anadarko president and CEO. "The valuations represented by this agreement and last week's Gulf of Mexico Shelf announcement provide further confidence in our estimate of at least $2.5 billion in after-tax proceeds from the corporate asset realignment."

"Our Phase 1 asset package generated a lot of interest in the market," adds Mike Bridges, president, Anadarko Canada Corporation. "We anticipate at least as much interest in our Phase 2 package, for which the data room opens this week. As we achieve success in these sales, we can then deploy our human and capital resources to other areas where we can achieve sustainable growth and attractive returns."

The Phase 1 transaction is subject to normal closing conditions and purchase price adjustments and is expected to close by Sept. 30, 2004, with an effective date of July 1, 2004. Kobayashi Partners Limited served as the transaction advisor to Anadarko.

Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2003, the company had 2.5 million barrels of oil equivalent reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2003 Annual Report on Form 10-K.

Contact:

Anadarko Petroleum Corporation

Media Contacts:

Nadine Barber, 403-231-0509 (Calgary)
nadine_barber@anadarko.com
or
Teresa Wong, 832-636-1203 (Houston)
teresa_wong@anadarko.com

or

Investor Contacts:

David Larson, 832-636-3265
david_larson@anadarko.com
or
Stewart Lawrence, 832-636-3326
stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corporation